EXHIBIT 1.3
             RESOLUTIONS OF THE BOARD OF MANAGERS OF
            AMERICAN FIDELITY VARIABLE ANNUITY FUND A


          WHEREAS, it is determined to be in the best interest of American Fidelity Variable Annuity Fund A ("Account A"), a separate account of American Fidelity Assurance Company ("American Fidelity"), and of the owners of variable annuity contracts that are supported by Account A (the "Contract Owners") to reorganize Account A into a unit investment trust separate account to be named American Fidelity Separate Account A ("Continuing Account A") and to transfer the portfolio assets of Account A to the newly-created American Fidelity Dual Strategy Fund, Inc. (the "Fund") in exchange for shares of the Fund of equal value (the "Reorganization");

          NOW, THEREFORE, BE IT RESOLVED, that the proposed Reorganization of Account A into a unit investment trust (Continuing Account A) such that the portfolio assets and related liabilities of Account A will be transferred intact to the Fund in exchange for shares of the Fund of equal value, be, and it hereby is, approved and authorized, the expenses of such Reorganization to be borne by American Fidelity.

          RESOLVED FURTHER, that the proposed Agreement and Plan of Reorganization by and among American Fidelity, Account A and the Fund (the "Agreement"), substantially in the form presented to the Board of Managers and made a part of the records of this meeting, is hereby approved and authorized.

          RESOLVED FURTHER, that participation in the proposed
Reorganization is in the best interest of Account A and that the interests of Contract Owners will not be diluted as a result of the Reorganization.

          RESOLVED FURTHER, that the appropriate officers of Account A are hereby authorized and directed to do all things necessary and appropriate in compliance with all applicable federal and state laws and regulations to effect and consummate the Reorganization, including but not limited to all things specified in these resolutions, subject to approval by Contract Owners to the extent such approval is required by law and the Rules and Regulations of Account A.

          RESOLVED FURTHER, that the transfer of the portfolio assets of Account A to the Fund pursuant to the terms of the Agreement is hereby approved and authorized.

          RESOLVED FURTHER, that a meeting of Account A Contract Owners called to approve the Reorganization is hereby approved and authorized with dates, times, places, record dates and notice requirements to be determined by a Special Committee of the Board of Managers composed of John W. Rex and G. Rainey Williams, Jr.

          RESOLVED FURTHER, that approval and authorization are hereby granted for the filing of any application, and amendments thereto, for exemptions from Section 17(a) of the Investment Company Act of 1940 (the "1940 Act") and such other sections of the 1940 Act and rules thereunder as may be necessary and appropriate to proceed with the Reorganization.

          RESOLVED FURTHER, that contingent upon the consummation and completion of the Reorganization, as of the effective date thereof, the termination of Account A's management and investment advisory agreement with American Fidelity and any other agreements and arrangements relating to the operation of Account A as a management investment company is hereby approved and authorized.

          RESOLVED FURTHER, that the rescission of the Rules and Regulations of Account A to occur on the effective date of the Reorganization under the Agreement is hereby approved and authorized.

          RESOLVED FURTHER, that the filing with the Securities and Exchange Commission ("Commission") of a Form N-14 registration statement on behalf of Account A in connection with the Reorganization, including the filing of any amendments thereto and all matters properly incident thereto, is hereby approved and authorized.

          RESOLVED FURTHER, that the appropriate officers and each of them is hereby authorized to execute and deliver all such documents, reports and other papers, including, without limitation, the Agreement, a registration statement on Form N-14, any application for exemptions from the sections and rules of the 1940 Act, and to do or cause to be done all such acts as he or she may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof, all with the advice and assistance of counsel, auditors and such other consultants as may be appropriate.